UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2011

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

The disclosure set forth under Item 2.03 below is incorporated by reference in response to this Item 1.01.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2011, AGL Capital Corporation (the “Issuer”) and AGL Resources Inc. (the “Guarantor”) entered into a Note Purchase Agreement (the “Agreement”) with various institutional investors set forth in the signature pages to the Agreement (the “Purchasers”) providing for the sale by the Issuer to the Purchasers of $275 million aggregate principal amount of the Issuer’s Senior Notes, consisting of $120 million of the Issuer’s Series A Senior Notes due 2016 (the “Series A Notes”) and $155 million of the Issuer’s Series B Senior Notes due 2018 (the “Series B Notes,” and collectively with the Series A Notes, the “Notes”).  The Issuer is a wholly owned subsidiary of the Guarantor.  The Notes are guaranteed by the Guarantor.  The Notes are being sold to the Purchasers in a private offering exempt from the registration provisions of the Securities Act of 1933, as amended.

It is intended that the proceeds of the sale of the Notes will be used for: (1) the partial payment of the cash consideration and expenses in connection with the Guarantor’s proposed acquisition of Nicor Inc. (the “Merger”), if it is consummated; (2) the repayment of the Issuer’s outstanding commercial paper; and (3) general corporate purposes.  The Agreement provides that, subject to certain customary closing conditions, the closing of the sale of the Notes (the “Note Closing”) will occur on a date to be selected by the Issuer on or prior to December 31, 2011.

The entire unpaid principal amount of the Series A Notes is due on the fifth anniversary of the Note Closing.  Until the third anniversary of the Note Closing, interest on the Series A Notes is payable semi-annually at a fixed rate of 1.91%; provided, that if the Note Closing occurs on or after November 1, 2011 but prior to December 1, 2011, the interest rate increases by 0.07%, and if the Note Closing occurs on or after December 1, 2011, it increases by 0.14%.  From the third anniversary of the Note Closing until maturity, interest on the Series A Notes is payable quarterly at a floating rate equal to the London Interbank Offered Rate, or LIBOR, for the quarterly period plus 1.15%.

The entire unpaid principal amount of the Series B Notes is due on the seventh anniversary of the Note Closing.  Interest on the Series B Notes is payable semi-annually at a fixed rate of 3.50%; provided, that if the Note Closing occurs on or after November 1, 2011 but prior to December 1, 2011, the interest rate increases by 0.05%, and if the Note Closing occurs on or after December 1, 2011, it increases by 0.10%.

The Agreement contains a negative covenant requiring the Guarantor to maintain a ratio of consolidated debt-to-total capitalization of 0.7:1, which is consistent with the same requirement in the Issuer’s primary credit facility.  The Issuer may optionally prepay principal upon the Notes, subject to paying holders certain additional amounts as set forth in the Agreement.  In addition, the holders may require the Issuer to prepay the Notes upon the occurrence of certain change in control events described in the Agreement.  The Agreement also contains other customary representations, warranties and covenants.

The foregoing summaries of the Agreement and the Notes are qualified in their entirety by reference to the full text of the Agreement and the forms of Notes, which are filed as exhibits to this report.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended.  The Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This report is not an offer to sell nor a solicitation of an offer to buy the Notes or any other securities.

Item 9.01.               Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of AGL Capital Corporation Series A Senior Notes due 2016.

4.2	Form of AGL Capital Corporation Series B Senior Notes due 2018.

10.1	Note Purchase Agreement dated August 31, 2011 by and among AGL Capital Corporation as issuer, AGL Resources Inc. as guarantor and each of the note purchasers signatory thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: September 7, 2011	/s/Andrew W. Evans
Andrew W. Evans Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Form of AGL Capital Corporation Series A Senior Notes due 2016.

4.2	Form of AGL Capital Corporation Series B Senior Notes due 2018.

10.1	Note Purchase Agreement dated August 31, 2011 by and among AGL Capital Corporation as issuer, AGL Resources Inc. as guarantor and each of the note purchasers signatory thereto.